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                                                              EXHIBIT 10.9

                              THE MUSICLAND GROUP
                           MANAGEMENT INCENTIVE PLAN
                               JANUARY 1, 1996


I.   PURPOSE

     The Management Incentive Plan (the "Plan") is designed to reward participants who make significant contributions to the success of The Musicland Group (the "Company"). The Plan recognizes the importance of individual contributions to Company performance. Awards under this Plan take into consideration such factors as the importance and impact of each participant's accomplishments, the relative difficulty and the degree of risk involved in those accomplishments, as well as Company performance.

II.  ADMINISTRATION

     The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). In the absence of a designated Compensation Committee, the Board as a whole will act as the Compensation Committee. The Chief Executive Officer of the Company (the "CEO") shall make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, annual funding percentages, and other aspects of the Plan's administration.

     The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan's provisions, to make and amend rules and to make all other decisions necessary for the Plan's administration. Specifically, the Compensation Committee has the authority to approve funding percentages and to approve individual awards for participants whose base salary is equal to or greater than an amount to be designated by the Compensation Committee. The CEO has the authority to approve individual awards for participants whose base salary is less than the designated amount.

     Each Plan Year will run from January 1 through the following December 31 (the "Plan Year").

III. PARTICIPATION

     The CEO will recommend for approval by the Compensation Committee the individuals who are eligible to participate in the Plan, and their level of participation. All eligible participants will be given the funding for their participation level and upon request a copy of this Plan.

IV.  INCENTIVE COMPENSATION MEASURES

     Early each year the Compensation Committee will approve the business goals on which incentive funds (the funding pool) will be made available for awards to participants for such year, as well as a performance range above and below such goals, and the amounts to be made available for such awards at each level of business performance. THE PERCENTAGE FUNDING IS A SEPARATE AND DISTINCT CALCULATION FROM THE DETERMINATION OF INDIVIDUAL AWARDS (SEE V. BELOW).

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1996 Management Incentive Plan

     Actual business results for the year and their relation to such pre-established ranges shall determine the amounts, if any, to be made available for awards to designated participants. The actual business results will be provided by the Chief Financial Officer. The Compensation Committee may approve adjustments to actual business results to reflect organizational, operational, or other changes which have occurred during the year, e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, or events which might create unwarranted hardships or windfalls to participants.

     The Compensation Committee will also determine the discretionary incentive funds, if any, to be made available for awards to participants based on their individual performance, such awards not to be contingent upon the attainment of business goals.

V.   DISTRIBUTION OF THE FUNDING POOL

     The Compensation Committee approves the percentage of the funding pool to be distributed each year. Up to, but no more than, 100% of the funding pool can be approved for distribution.

     Individual awards for participants whose base salary is equal to or greater than an amount to be designated by the Compensation Committee will be recommended by the CEO to the Compensation Committee for final approval. Individual awards for participants whose base salary is below the designated amount will be approved by the CEO.

     Individual awards will be determined on the basis of 1) actual Company performance compared to target business goals and/or 2) individual performance compared to the individual's objectives. Awards will be directly related to each participant's contribution, considering such factors as importance and impact of accomplishments as well as the difficulty and degree of risk involved in those accomplishments. INDIVIDUAL AWARDS MAY BE LESS OR GREATER THAN THE PERCENT FUNDING SINCE AWARDS ARE DIRECTLY RELATED TO INDIVIDUAL CONTRIBUTIONS. Eligible salary is the employee's cumulative base salary earned while a participant in the Plan during the Plan Year. In determining the base salary earned during the Plan Year any delay in the receipt of a salary increase from the customary date of increase will be ignored, and the Participant will be deemed to have received the increase on the customary date. No minimum award amount is guaranteed, as the Plan is not intended to provide awards for marginally satisfactory performance AND THE PLAN MAKES NO GUARANTEE THAT INDIVIDUAL BONUSES WILL BE EQUAL TO THE PLAN FUNDING PERCENTAGE.

VI.  PAYMENT OF AWARDS

     Awards will consist of two parts, a cash payment and a deferred award, as follows:

       A. Eighty percent (80%) of the award will be paid in cash, less applicable tax and FICA withholding, during the quarter following the close of the plan year. It will be paid as soon as 1) the Company performance results are available, 2) individual achievements against objectives have been determined and 3) all approvals have been obtained.

       B. Twenty percent (20%) of the award will be made in the form of a growth participation deferral which will increase or decrease in value over a four year deferral period as described below. (Note, this deferral is not the same as

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1996 Management Incentive Plan

          ownership in TMG, Inc. but will grow proportionally with the growth of the company.)

          For example: a participant whose total bonus for the 1996 Plan Year is $10,000 will receive in the first quarter of 1997 a cash payment of $8,000 (less applicable tax and FICA withholding) and will receive a deferral award with a total value of $2,000 as of 1-1-96 (the beginning of the plan year).

          All deferral awards must be held to maturity before payment is made in accordance with the following schedule and rules:

            1. MATURITY OF THE AWARD - Twenty five percent of your deferral award will mature in four equal annual increments with the first increment maturing on the first anniversary date of the end of the Plan Year for which the award is made and subsequent increments maturing on the three succeeding anniversary dates (said four year period being the "Deferral Period"). Each matured portion of the deferred award will be paid out during the first quarter following the date maturity is reached, as soon as the then current book value has been calculated and approved.

               For example: if a participant receives a deferred bonus award for the Plan Year ending 12-31-96, the award will mature and be paid out in increments of twenty five percent (25%) as follows:

                                   % Matured and
                    Date Matured   To Be Paid Out
                    ------------   --------------
                    12-31-96       None
                    12-31-97       25% of the deferral award in 1st Q 1998
                    12-31-98       25% of the deferral award in 1st Q 1999
                    12-31-99       25% of the deferral award in 1st Q 2000
                    12-31-2000     25% of the deferral award in 1st Q 2001

            2. ELIGIBILITY OF RECEIPT - If employment is terminated for any reason during the Deferral Period (and even if the participant is later re-employed prior to the end of the Deferral Period), all non-matured portions of the original deferral amount at the time of termination are forfeited; except that in the event termination is due to retirement, disability, death, disposition of a portion of the business or transfer to an ineligible position, payout may continue according to the original schedule or may be made on an accelerated basis, either at the discretion of the CEO. In both cases the CEO shall determine the method of valuation of such matured or non-matured portions of the deferral award prior to pay out.

            3. CALCULATION OF EACH MATURED AWARD - The value of your deferral award will be determined on an annual basis during the Deferral Period. The growth calculation used to determine the value of your deferral award is the cumulative net income from the respective plan year (before extraordinary charges) through the date of maturity divided by the stockholders' equity at the beginning of the plan year in which the deferral was earned. This calculation will be made for each of the four years of the deferral period.

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1996 Management Incentive Plan

               The growth calculations will be approved by the Chief Financial Officer. Once the growth ratio has been approved, it cannot be challenged. For plan purposes, net income may be adjusted to exclude extraordinary events or extraneous accounting adjustments, and stockholders' equity may also be adjusted so as to prevent a hardship or windfall to participants.

               The amount of each matured increment will be calculated based on the growth ratio. Twenty-five percent of your original deferral will be paid out during the first quarter of the year following the date of maturity. This calculation will occur four times during the deferral period as each increment of your performance deferral matures. In any given year, and depending on the number of MIP bonus payouts received, deferrals from several bonus plan years may mature at the same time.

            4. Treatment of the 1992 IPO - The 1992 public offering resulted in an extraordinary change in the Company's book value. Consequently, growth for all plan years will be calculated through 12/31/92 using interest and equity adjustments to factor out the effect of the IPO. Thereafter the calculation shall be as described in 3 above.

            5. There is no guarantee of the value of your deferral, as the value will fluctuate in accordance with the Company's performance, or even that any award will be paid since deferred compensation is subordinate to the claims of creditors in the event of bankruptcy.

            6. The Company reserves the right to cancel deferred payment awards at any time after they have been granted and for any reason. At the time of cancellation, the value of any non-matured deferral increments will be updated based upon the normal growth calculation described in 3 above performed at that time and seasonally adjusted for any partial year. The current value of the remaining increments, or the value of remaining increments at the previous year end, whichever is higher, will then be paid out whether such increments have matured or not.

            7. All payments under the deferral program will be made in cash, less applicable tax and FICA withholding, and will be considered income in the year paid out. As an exception to the foregoing, and at the Company's option, at the time of maturity any unpaid deferral increments could be converted into an appropriate number of shares of the publicly traded stock which would be issued to the participant. The conversion formula for such an exchange would be recommended by the Chief Financial Officer, reviewed by the Company's outside auditors, and approved by the Board of Directors. Once a conversion formula is approved, it cannot be challenged.

VII.   AWARD CONDITIONS

       A. Employees hired or promoted into eligible positions on or before September 30 of the Plan Year will be eligible to participate in the Plan. Employees hired or promoted into eligible positions after September 30 may be eligible to participate upon approval by the CEO. In both cases, participation in the Annual Plan will be on a pro-rated basis, determined by the number of full weeks of employment in an eligible position.

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1996 Management Incentive Plan

       B. A participant who is promoted, at any time other than at the beginning of a Plan Year, into a position which calls for a higher participation level will be eligible to receive an award for that Plan Year which is a combination of pro-rated awards calculated at the two participation levels.

       C. A participant whose employment ends prior to December 31st of a Plan Year due to retirement, disability, death, or disposition of part of the business, or who is transferred to an ineligible position prior to December 31st of a Plan Year, may be eligible for a pro-rated annual award for that Plan year, determined by the number of full weeks of employment in an eligible position, upon approval by the CEO.

       D. A participant whose employment terminates prior to December 31st of a Plan Year for reasons other than those listed in C above will not be eligible for any award for that Plan Year.

       E. A participant whose employment terminates after December 31st of a Plan Year, but prior to the payment of awards, may be eligible for an award for that Plan Year upon approval by the CEO.

       F. A participant who is on an approved unpaid leave of absence during a Plan Year may be eligible for a pro-rated award for that Plan Year upon approval by the CEO. A participant who is on an approved paid medical leave of absence during a Plan Year may be eligible for either a pro-rated or full award for that Plan Year upon approval by the CEO.

       G. Increase or decrease in deferral values during any period when an employee is on leave of absence (paid or unpaid) maybe adjusted at the CEO's sole discretion.

       H. Wherever in this Plan the CEO is given the authority to approve a participant's eligibility for a full or partial award, or to approve the pay out of any matured deferral increment, such approvals may be made at his sole discretion.

VIII.  GENERAL PROVISIONS

       A. This Plan does not guarantee, explicitly or implicitly, the right to continued employment for participants.

       B. MIP awards will be pensionable earnings under the 1989 pension plan. Legislation in effect at the time the award is approved will govern how much of the MIP awards are pensionable or non-pensionable earnings. Awards will be included in pensionable earnings in the year they are paid.

       C. This Plan can be terminated or its provisions changed at any time by the Compensation Committee of the Board of Directors acting upon the recommendation of the CEO.


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1996 Management Incentive Plan

XI.  APPENDIX - SPECIAL RETENTION BONUS

     On March 11, 1996 a Special Retention Bonus for MIP participants was approved by the Compensation Committee of the Board of Directors. If the respective corporate performance goals adopted for 1996 are not met such that the plan participants are not entitled to receive a MIP bonus, a special retention bonus equal to twenty-five percent (25%) of the target bonus for each plan participant will be guaranteed. Such guaranteed retention bonus will be paid out in two equal installments on February 1, 1997 and February 1, 1998 provided the participant remains an active employee on each of those dates. These awards will not be subject to the provisions in the MIP plan with respect to deferral of twenty percent (20%) of each award.


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